                                                                    EXHIBIT 99.1
                                                                    ------------

                                             ===================================
                                             CEDAR SHOPPING CENTERS, INC. [LOGO]
                                             ===================================

PRESS RELEASE
Contact:                                     The Ruth Group
Cedar Shopping Centers                       Investors:
Leo Ullman,                                  Stephanie Carrington / Guy Gresham
Chairman, President & CEO                    (646) 536-7017 / 7028
lsu@cedarshoppingcenters.com                 scarrington@theruthgroup.com
                                             ggresham@theruthgroup.com

                                             Media:
                                             Jason Rando
                                             (646) 536-7025
                                             jrando@theruthgroup.com


           CEDAR SHOPPING CENTERS ANNOUNCES THIRD QUARTER 2005 RESULTS

Port Washington, New York - October 31, 2005 - Cedar Shopping Centers, Inc. (NYSE: CDR), today reported net income for the quarter ended September 30, 2005.

THIRD QUARTER 2005 HIGHLIGHTS
-----------------------------

o NET INCOME APPLICABLE TO COMMON SHAREHOLDERS WAS $1.6 MILLION ($0.06 PER SHARE) UP 35% FROM $1.2 MILLION ($0.07 PER SHARE) FOR THE SAME PERIOD LAST YEAR BASED ON INCREASED WEIGHTED AVERAGE SHARES OUTSTANDING.

o QUARTERLY REVENUES WERE $20.6 MILLION, UP 65% FROM $12.5 MILLION FOR THE THIRD QUARTER OF 2004.

o FUNDS FROM OPERATIONS ("FFO") WERE $7.2 MILLION ($0.27 PER SHARE/UNIT), UP 96.1%, COMPARED TO $3.7 MILLION ($0.22 PER SHARE/UNIT) FOR THE THIRD QUARTER OF 2004.

o TOTAL ASSETS INCREASED TO $821.9 MILLION COMPARED TO $537.2 MILLION AT DECEMBER 31, 2004.

o PORTFOLIO OCCUPANCY WAS APPROXIMATELY 90%; EXCLUDING THE REDEVELOPMENT AND OTHER NON-STABILIZED PROPERTIES, THE OCCUPANCY LEVEL WAS APPROXIMATELY 96%.

FINANCIAL AND OPERATING RESULTS
-------------------------------

Cedar reported total revenue for the third quarter of 2005 of $20.6 million as compared to $12.5 million for the third quarter of 2004, an increase of 65%.

Net income for the third quarter of 2005 was $3.6 million, compared to $2.1 million for the third quarter of 2004. Net income applicable to common shareholders for the quarter ended September 30, 2005 was $1.6 million, or $0.06 per share, compared to $1.2 million, or $0.07 per share. The weighted average number of shares of common stock outstanding during the third quarter 2005 was
25.4 million compared to 16.5 million during the corresponding quarter of 2004.

Funds from operations ("FFO") for the third quarter of 2005 increased to $7.2 million ($0.27 per share/unit) from $3.7 million ($0.22 per share/unit) for the corresponding quarter of 2004. The average number of shares of common stock/OP units outstanding during the third quarter of 2005 was 27.0 million compared to
16.9 million during the corresponding quarter of 2004.

Net cash flows provided by operating activities increased to $16.6 million for the period ended September 30, 2005 compared to $10.7 million for the corresponding period of 2004.

The Company's total assets as of September 30, 2005 were $821.9 million compared to $537.2 million as of December 31, 2004.

As of September 30, 2005, the Company's fixed-rate mortgages were $272.0 million. Variable-rate mortgages, including borrowings under the Company's secured revolving credit facility at $60.4 million, were $98.4 million. Total debt was $370.4 million, or 45.1% of the Company's assets. The Company's pro-rata share of total debt was $334.3 million, or 38.8% of its total market capitalization.

The Company's total revenues for the nine months ended September 30, 2005 increased 48.9% to $54.1 million from $36.4 million for the same period in 2004. The Company's net income for the nine months ended September 30, 2005 was $9.7 million, compared to $5.4 million for the same period in 2004. Net income applicable to common shareholders for the nine months ended September 30, 2005 was $4.5 million, or $0.20 per share/unit, compared to $4.5 million, or $0.27 per share/unit, for the same period last year. The weighted average number of shares of common stock outstanding during the nine months ending September 30, 2005 was 22.3 million compared to 16.5 million during the corresponding period of 2004.

FFO for the nine months ended September 30, 2005 was $17.6 million ($0.75 per share/unit) compared with $11.3 million ($0.67 per share/unit) for the corresponding period of 2004. The average number of shares of common stock/OP units outstanding during the nine months ended September 30, 2005 was 23.4 million compared to 16.9 million during the corresponding period of 2004.

Leo Ullman, CEO of Cedar, stated, "We are pleased to report on the Company's continued ability to acquire attractive shopping center properties and opportunistic development and redevelopment properties. We have delivered continued growth in revenues, FFO and assets. The year should conclude with more than $500 million in acquisitions. In 2006, our strategy will be focused primarily on delivering development and redevelopment opportunities."

Tom O'Keeffe, CFO, noted, "Our third quarter results are generally consistent with our previous estimates although we anticipate running at a slightly lower level for the full year as a result of our 10.35 million common share offering in August. The forward portion of that offering, consisting of 4.35 million shares of common stock, has not been taken down as of the end of this quarter and, due to continuing substantial availability under our credit facility, may not be taken down, even by year end. Accordingly, our financial statements do not yet fully reflect the additional shares or the acquisition properties that those shares are intended to finance."

PROPERTY PORTFOLIO
------------------

The Company, as of this date, has a portfolio of 74 shopping center properties, mostly supermarket-anchored community centers, located in nine states, with approximately 7.4 million square feet of GLA. During the third quarter the Company acquired fourteen properties for approximately $148.8 million, including closing costs, representing approximately 1.2 million sq. ft of GLA. The Company expects to conclude additional acquisitions during the balance of the year.

NEW LEASES
----------

Annual base rents, excluding tenant reimbursements, for leases that have been signed and from which revenues have not yet commenced, amounted to approximately $3.3 million at September 30, 2005. Revenues from these leases are expected to commence on the following schedule:

       December 31, 2005                           $ 1,361,000
       March 31, 2006                                  245,000
       June 30, 2006                                 1,025,000
       December 31, 2006                               641,000
                                                   -----------
                                                   $ 3,272,000
                                                   ===========

After giving effect to such new leases, the occupancy rate for the portfolio of properties held as of September 30, 2005 would have increased from 90% to approximately 93%.

REDEVELOPMENT AND DEVELOPMENT ACTIVITIES
----------------------------------------

The Company's development properties include the following:

------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
PROPERTY                 SQUARE FOOTAGE   PURCHASE PRICE          APPROXIMATE             DESCRIPTION
--------                 --------------   --------------          -----------             -----------
                                                                  REDEVELOPMENT COSTS
                                                                  -------------------
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------

------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
Camp Hill Shopping       419,000 sq. ft.  $17.9 million           $39.5 million           Complete "de-malling" and
Center, Camp Hill, PA                                             [$25.9 million          redevelopment; new 93,000+ sq. ft.
                                                                  expended through        Giant has been delivered; OIP
                                                                  9/30/05]                building  will be delivered 1Q06;
                                                                                          L.A. Fitness pad will be
                                                                                          delivered early 2Q06.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------

------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
Huntingdon Plaza,        151,000 sq. ft.  $5.1 million            $1.8 million            Re-tenanting balance of former
Huntingdon, PA                                                                            Ames and former Bi-Lo supermarket
                                                                                          space.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------

------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
Hamburg Commons,         99,000 sq. ft.   $5.8 million            $4.1 million            Redner's supermarket in former
Hamburg, PA                                                       [$3.0 million           Ames store has been delivered;
                                                                  expended through        leases for a  mini-department
                                                                  9/30/05]                store and a dollar store in
                                                                                          former Food Lion space will be
                                                                                          delivered in 1Q06.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------

------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
Meadows Marketplace,     91,000 sq. ft.   $1.9 million            $9.0 million            66,000 sq. ft. Giant supermarket
Hershey, PA                                                       [$5.8 million           has been  delivered 4Q05;
                                                                  expended through        balance will also be delivered
                                                                  9/30/05]                4Q05.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------

------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
Dunmore Shopping         101,000 sq. ft.  $2.8 million            $10.0 million           This property is presently
Center, Dunmore, PA                                                                       approximately 66% leased;
                                                                                          complete demolition and
                                                                                          redevelopment to be completed
                                                                                          within next 36 months.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------

------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
Value City Shopping      117,000 sq. ft.  $993,000                $1.6 million            31,000 sq. ft. to be leased by
Center, Wyoming, MI                                                                       4Q06.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------

------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
*Columbia Mall,          408,000 sq. ft.  $14.0 million           $20-25 million          Re-tenanting and redevelopment
Bloomsburg, PA                                                                            expected to be completed by
                                                                                          4Q07.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------

------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
Halifax Plaza            54,000 sq. ft.   $901,000                $4.4 million            Purchase of adjacent  parcel for
Expansion, Halifax, PA                                                                    potential new Giant supermarket,
                                                                                          plus associated retail; service
                                                                                          station.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------

------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
Lake Raystown Plaza,     84,000 sq. ft.   $7.9 million            $7.5 million            Construction of new +/-65,000
Huntingdon, PA                                                                            sq. ft. Giant supermarket
                                                                                          adjacent to existing center.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------

------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
Newport Plaza,           67,000 sq. ft.   $6.6 million            $1.6 million            Expansion of existing Giant
Newport, PA                                                                               supermarket and related retail.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------

------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
**Halifax Plaza,         21,000 sq. ft.   $600,000                $2.8 million            Purchase of 3+ acre parcel for
Halifax, PA                                                                               a new Rite Aid drug store and
                                                                                          associated retail.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
*Acquired subsequent
to 9/30/05.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------
**Land has been
optioned.
------------------------ ---------------- ----------------------- ----------------------- ---------------------------------

SUBSEQUENT ACQUISITION ACTIVITIES
---------------------------------

Subsequent to September 30, 2005, the Company completed the following acquisitions:

o On October 7, the Company purchased the Columbia Mall in Bloomsburg, Pennsylvania, a 408,000 sq. ft. covered internal mall property, for approximately $14 million, exclusive of closing costs and adjustments. The purchase was funded from the Company's secured revolving credit facility. The property is anchored by a 64,000 sq. ft. Sears, a 45,000 sq. ft. Bon Ton and a 34,000 sq. ft. J.C. Penney. The property is a candidate for redevelopment and it has a substantial vacancy (+/- 100,000 sq. ft.) attributable primarily to a vacant former Ames store.

o On October 27, 2005, the Company purchased the Pennsboro Commons Shopping Center in Enola, Pennsylvania, a 110,000 sq. ft. Giant supermarket-anchored community shopping center, for approximately $17.75 million plus closing costs and adjustments. The Giant supermarket represents more than 66,000 sq. ft. of the center's GLA; its lease extends to 2019, exclusive of options. The purchase was funded from the Company's secured revolving credit facility.

FINANCING ACTIVITIES
--------------------

On August 17, 2005, the Company completed a marketed underwritten secondary public offering of 10,350,000 shares of common stock, which will result in net proceeds of approximately $141 million. The offering included a forward component of 4,350,000 shares from which the Company can draw the net proceeds in whole or in part at any time through August 2006. The initial net proceeds to the Company on the 6,000,000 shares not affected by the forward sale component, after underwriting fees and offering costs, were approximately $82.9 million, substantially all of which were used to reduce borrowings under the Company's revolving credit facility.

GUIDANCE
--------

The Company expects FFO for 2005 to be in the range of $1.07 - $1.10 per share/unit, and expects to issue guidance for 2006 during the fourth quarter of this year. These forward-looking projections are subject to uncertainties with respect to acquisitions, development and redevelopment activities, leasing activities, the timing of the forward sale component of the August 2005 offering, and short-term interest rates.

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2005 for further details.

DISTRIBUTIONS
-------------

The Board of Directors has approved payment of a dividend of $0.225 (22.5 cents) per share/unit on the Company's Common Stock, payable on November 21, 2005 to shareholders of record as of the close of business on November 11, 2005.

The Board also approved payment of a dividend of $0.5546875 (55.46875 cents) per share on the Company's 8 7/8% Series "A" Cumulative Redeemable Preferred Stock, payable on November 21, 2005 to shareholders of record as of the close of business on November 11, 2005.

INVESTOR CONFERENCE CALL
------------------------

The Company will host a conference call on Tuesday, November 1, 2005, at 4:00 PM
(EST) to discuss third quarter results. The U.S. dial-in number to call for this teleconference is (866) 831-6267. The international dial-in number is (617) 213-8857; all callers should use participant passcode 80313871 when dialing in. A replay of the conference call will be available from November 2nd at 9:00 AM through November 15th at 5:00 PM by using U.S. dial-in number (888) 286-8010 and entering the passcode 87328310 (international callers may use dial-in number
(617) 801-6888 and use the same passcode indicated for U.S. callers). A live webcast of the conference call will be available online on the Company's corporate website at www.cedarshoppingcenters.com.

ABOUT CEDAR SHOPPING CENTERS, INC.
----------------------------------

Cedar Shopping Centers, Inc., with headquarters in Port Washington, New York, is a fully-integrated, self-administered and self-managed real estate investment trust ("REIT") listed on the New York Stock Exchange. Its investments, which total approximately 7.4 million sq. ft. of GLA, are focused primarily in multi-tenant supermarket-anchored shopping centers in Pennsylvania (34), Ohio
(18), Virginia (6), Maryland (4), Connecticut (3), New York (3), Massachusetts
(2), Michigan (2) and New Jersey (2).

FORWARD-LOOKING STATEMENTS
--------------------------

Certain statements contained in this press release constitute forward-looking statements within the meaning of the securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general and specific economic and business conditions, which may, among other things, affect demand for rental space, the availability and creditworthiness of prospective tenants, lease rents and the availability of financing; adverse changes in the Company's real estate markets, including, among other things, competition with other companies; risks of real estate development and acquisition; risks of adverse operating results and creditworthiness of current tenants; governmental actions and initiatives; and environmental/safety requirements. Such forward-looking statements speak only as of the date hereof. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this release to reflect any change in expectations, change in information, new information, future events or circumstances on which such information was based.

NON-GAAP FINANCIAL MEASURES - FFO
---------------------------------

Funds From Operations ("FFO") is a widely-recognized measure of REIT performance. The Company computes FFO in accordance with the "White Paper" on FFO published by the National Association of Real Estate Investment Trusts ("NAREIT"), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are computed to reflect FFO on the same basis. In computing FFO, the Company does not add back to net income applicable to common shareholders the amortization of costs incurred in connection with its financing or hedging activities, or depreciation of non-real estate assets, but does add back to net income applicable to common shareholders those items that are defined as "extraordinary" under GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income applicable to common shareholders (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. FFO is not necessarily indicative of cash available to fund ongoing cash needs.

------------------------------------------------------------------------------------------------------------------
                                               THREE MONTHS ENDED SEPTEMBER 30,   NINE MONTHS ENDED SEPTEMBER 30,
                                               --------------------------------   --------------------------------
                                                   2005               2004            2005              2004
                                               --------------------------------   --------------------------------
Net income applicable to common
  shareholders                                 $  1,636,000        $  1,208,000   $  4,456,000           4,454,000
Add (deduct):
  Depreciation and amortization                   5,624,000           2,671,000     13,525,000           7,369,000
  Limited partners' interest                        224,000              33,000        338,000             122,000
  Minority interests                                307,000             274,000        950,000             858,000
  Minority interests' share of FFO                 (554,000)           (495,000)    (1,678,000)         (1,490,000)
                                               --------------------------------   --------------------------------
Funds from operations                          $  7,237,000        $  3,691,000   $ 17,591,000        $ 11,313,000
                                               ================================   ================================

FFO per common share (assuming
  conversion of OP Units)                      $       0.27        $       0.22   $       0.75        $       0.67
                                               ================================   ================================

Average number of common shares:
Shares used in determination of
  earnings per share                             25,390,000          16,456,000     22,305,000          16,456,000
Additional shares assuming conversion
  of OP Units                                     1,578,000             454,000      1,088,000             449,000
                                               --------------------------------   --------------------------------
Shares used in determination of
  FFO per share                                  26,968,000          16,910,000     23,393,000          16,905,000
                                               ================================   ================================
------------------------------------------------------------------------------------------------------------------

                          CEDAR SHOPPING CENTERS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                        SEPTEMBER 30,
                                                                             2005           DECEMBER 31,
                                                                         (UNAUDITED)           2004
                                                                      ----------------    ----------------
Assets
  Real estate:
    Land                                                              $    146,248,000    $     97,617,000
    Buildings and improvements                                             657,544,000         423,735,000
                                                                      ----------------    ----------------
                                                                           803,792,000         521,352,000
    Less accumulated depreciation                                          (28,275,000)        (16,027,000)
                                                                      ----------------    ----------------
  Real estate, net                                                         775,517,000         505,325,000


  Cash and cash equivalents                                                 10,690,000           8,457,000
  Cash at joint ventures and restricted cash                                 6,364,000           7,105,000
  Rents and other receivables, net                                           7,984,000           4,483,000
  Other assets                                                               6,988,000           2,379,000
  Deferred charges, net                                                     14,325,000           9,411,000
                                                                      ----------------    ----------------
Total assets                                                          $    821,868,000    $    537,160,000
                                                                      ================    ================

Liabilities and shareholders' equity
  Mortgage loans payable                                              $    309,997,000    $    180,430,000
  Secured revolving credit facility                                         60,400,000          68,200,000
  Accounts payable, accrued expenses, and other                             11,762,000           9,012,000
  Unamortized intangible lease liabilities                                  25,576,000          25,227,000
                                                                      ----------------    ----------------
Total liabilities                                                          407,735,000         282,869,000
                                                                      ----------------    ----------------


Minority interests                                                          12,403,000          11,995,000
Limited partners' interest in Operating Partnership                         20,488,000           6,542,000

Shareholders' equity:
  Preferred stock ($.01 par value, $25.00 per share
    liquidation value, 5,000,000 shares authorized,
    3,550,000 and 2,350,000 shares issued and outstanding)                  88,750,000          58,750,000
  Common stock ($.06 par value, 50,000,000 shares
    authorized, 28,509,000 and 19,351,000 shares issued
    and outstanding)                                                         1,711,000           1,161,000
  Treasury stock  (440,000 and 339,000 shares, at cost)                     (5,360,000)         (3,919,000)
  Additional paid-in capital                                               342,320,000         215,271,000
  Cumulative distributions in excess of net income                         (45,113,000)        (35,139,000)
  Accumulated other comprehensive income (loss)                                 73,000            (165,000)
  Unamortized deferred compensation plans                                   (1,139,000)           (205,000)
                                                                      ----------------    ----------------
Total shareholders' equity                                                 381,242,000         235,754,000
                                                                      ----------------    ----------------
Total liabilities and shareholders' equity                            $    821,868,000    $    537,160,000
                                                                      ================    ================

                          CEDAR SHOPPING CENTERS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                     THREE MONTHS ENDED SEPTEMBER 30,         NINE MONTHS ENDED SEPTEMBER 30,
                                                    --------------------------------         ---------------------------------
                                                         2005              2004                   2005               2004
                                                    --------------    --------------         ---------------    --------------
Revenues:
  Rents                                             $  16,386,000     $  10,087,000          $   42,920,000     $  28,835,000
  Expense recoveries                                    4,011,000         2,253,000              10,902,000         7,188,000
  Other                                                   154,000           107,000                 298,000           335,000
                                                    --------------    --------------         ---------------    --------------
Total revenues                                         20,551,000        12,447,000              54,120,000        36,358,000
                                                    --------------    --------------         ---------------    --------------

Expenses:
  Operating, maintenance and management                 3,661,000         2,349,000              10,233,000         7,746,000
  Real estate and other property-related taxes          1,961,000         1,363,000               5,351,000         3,707,000
  General and administrative                            1,317,000           706,000               3,483,000         2,333,000
  Depreciation and amortization                         5,643,000         2,911,000              13,574,000         7,978,000
                                                    --------------    --------------         ---------------    --------------
Total expenses                                         12,582,000         7,329,000              32,641,000        21,764,000
                                                    --------------    --------------         ---------------    --------------

Operating income                                        7,969,000         5,118,000              21,479,000        14,594,000

Non-operating income and expense:
  Interest expense                                     (3,517,000)       (2,462,000)             (9,798,000)       (7,561,000)
  Amortization of deferred financing costs               (335,000)         (247,000)               (771,000)         (736,000)
  Interest income                                          19,000            17,000                  51,000            48,000
                                                    --------------    --------------         ---------------    --------------
Total non-operating income and expense                 (3,833,000)       (2,692,000)            (10,518,000)       (8,249,000)
                                                    --------------    --------------         ---------------    --------------

Income before minority and limited partners'
  interests                                             4,136,000         2,426,000              10,961,000         6,345,000
  Minority interests                                     (307,000)         (274,000)               (950,000)         (858,000)
  Limited partners' interest                             (224,000)          (33,000)               (338,000)         (122,000)
                                                    --------------    --------------         ---------------    --------------

Net income                                              3,605,000         2,119,000               9,673,000         5,365,000

Preferred distribution requirements                    (1,969,000)         (911,000)             (5,217,000)         (911,000)
                                                    --------------    --------------         ---------------    --------------
Net income applicable to common shareholders        $   1,636,000     $   1,208,000          $    4,456,000     $   4,454,000
                                                    ==============    ==============         ===============    ==============
Per common share (basic and diluted)                $        0.06     $        0.07          $         0.20     $        0.27
                                                    ==============    ==============         ===============    ==============

Dividends to common shareholders                    $   5,049,000     $   3,703,000          $   14,430,000     $  10,038,000
                                                    ==============    ==============         ===============    ==============
Per common share                                    $       0.225     $       0.225          $        0.675     $       0.610
                                                    ==============    ==============         ===============    ==============

Average number of common shares outstanding            25,390,000        16,456,000              22,305,000        16,456,000
                                                    ==============    ==============         ===============    ==============

                          CEDAR SHOPPING CENTERS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                         NINE MONTHS ENDED SEPTEMBER 30,
                                                                      ------------------------------------
                                                                            2005               2004
                                                                      ----------------    ----------------
Cash flow from operating activities:
  Net income                                                          $      9,673,000    $      5,365,000
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Non-cash provisions:
     Minority interests                                                        147,000             385,000
     Limited partners' interest                                                338,000             122,000
     Straight-line rents                                                    (1,669,000)           (905,000)
     Depreciation and amortization                                          13,574,000           7,978,000
     Amortization of intangible lease liabilities                           (2,918,000)         (1,555,000)
     Other                                                                     927,000             595,000
    Increases/decreases in operating assets and liabilities:
     Joint venture cash                                                        (12,000)             74,000
     Rents and other receivables                                            (1,832,000)            412,000
     Other assets                                                           (4,343,000)         (2,109,000)
     Accounts payable and accrued expenses                                   2,698,000             316,000
                                                                      ----------------    ----------------
Net cash provided by operating activities                                   16,583,000          10,678,000
                                                                      ----------------    ----------------

Cash flow from investing activities:
  Expenditures for real estate and improvements                           (193,368,000)        (59,272,000)
  Other                                                                        494,000            (311,000)
                                                                      ----------------    ----------------
Net cash (used in) investing activities                                   (192,874,000)        (59,583,000)
                                                                      ----------------    ----------------

Cash flow from financing activities:
  Line of credit, net                                                       (7,800,000)         11,950,000
  Proceeds from public offerings                                           153,431,000          56,725,000
  Proceeds from mortgage financings                                         62,817,000             723,000
  Mortgage repayments                                                       (7,764,000)         (7,097,000)
  Contribution from minority interest partner                                  962,000                   -
  Distributions to minority interest partners                                 (701,000)           (619,000)
  Distributions to limited partners                                           (461,000)           (275,000)
  Preferred distribution requirements                                       (5,242,000)                  -
  Distributions to common shareholders                                     (14,430,000)        (10,038,000)
  Deferred financing costs                                                  (2,288,000)         (1,525,000)
                                                                      ----------------    ----------------
Net cash provided by financing activities                                  178,524,000          49,844,000
                                                                      ----------------    ----------------

Net increase in cash and cash equivalents                                    2,233,000             939,000
Cash and cash equivalents at beginning of period                             8,457,000           6,154,000
                                                                      ----------------    ----------------
Cash and cash equivalents at end of period                            $     10,690,000    $      7,093,000
                                                                      ================    ================

Supplemental disclosure of cash activities:
  Interest paid (including capitalized interest of
  $2,449,000 and $1,029,000)                                          $     11,964,000    $      8,536,000
                                                                      ================    ================
Supplemental disclosure of non-cash investing and
  financing activities:
  Issuance of OP Units in an acquisition                              $     16,021,000    $              -
                                                                      ================    ================
  Purchase accounting allocations                                     $      5,731,000    $      5,349,000
                                                                      ================    ================
  Assumption of mortgage loans payable                                $     69,500,000    $      9,993,000
                                                                      ================    ================